Exhibit 10.7

SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM

AGREEMENT

THIS AGREEMENT, made and entered into this _____ day of ___________, 2005 by and between Camden National Corporation, its subsidiaries and affiliates, (hereinafter called the “Corporation”) and *_________________ (hereinafter called the “Executive”).

WITNESSETH:

WHEREAS, the Corporation and the Executive are parties to a Supplemental Executive Retirement Program Agreement originally dated the 15th of May, 1997 between Camden National Corporation, its subsidiaries and affiliates that provides for the payment of certain benefits. This Supplemental Executive Retirement Program Agreement and the benefits provided hereunder shall supercede and replace the language in the original Supplemental Executive Retirement Program Agreement and the benefits provided thereby; and

WHEREAS, the Executive has been in the employ of the Corporation and/or its subsidiaries and is now serving the Corporation as _________________________; and

WHEREAS, because of the Executive’s experience, knowledge of affairs of the Corporation, and reputation and contacts in the industry, the Corporation deems the Executive’s continued employment with the Corporation important for its future growth; and

WHEREAS, it is the desire of the Corporation and in its best interests that the Executive’s service be retained; and

WHEREAS, in order to induce the Executive to continue in the employ of the Corporation and in recognition of his past service, the Board of Directors voted on _______________ to authorize the Corporation to enter into this Agreement to provide him or his beneficiaries certain benefits in accordance with the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of services performed in the past and to be performed in the future as well as of the mutual promises and covenants herein contained, it is agreed as follows:

ARTICLE ONE

1.01	Employment.

The Corporation may employ the Executive in such capacity as the Corporation may from time to time determine. Notwithstanding anything contained herein, this

Agreement is not an agreement of employment. Nothing herein shall restrict the Corporation concerning other terms and conditions of his employment.

The benefits provided by this Agreement are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of these salary continuation benefits.

ARTICLE TWO

2.01	Normal Retirement Benefits.

(a)	If the Executive shall continue in the employment of the Corporation until his sixty-fifth (65th) birthday (hereinafter referred to as the “Normal Retirement Date”), he shall be entitled to a Normal Retirement Benefit, determined as of the effective date of his actual retirement and continuing until the death of the executive, payable monthly, in the annual amount of sixty-five percent (65%) of his Benefit Computation Base (hereinafter defined), reduced by;

1.	Fifty percent (50%) of the Executive’s (actual or estimated) Primary Social Security retirement benefit projected as of the Social Security Normal Retirement Age, based on the Social Security retirement benefit based on his Benefit Computation Base in effect on the date of termination of the Executive (Note: If the Executive retires before age sixty-two (62), the age sixty-two (62) benefit shall be used);

2.	The annual amount of benefits payable at the Normal Retirement Date calculated on a single life annuity basis from the total sum value of the qualified defined benefit pension plan formerly maintained and funded by the Corporation;

3.	The annual amount of benefits payable at the Normal Retirement Date calculated on a single life annuity basis, using the actuarial equivalent of the portion of account balances of the Executive arising from employer contributions (but excluding the portion of such balances arising from employee salary reduction and elective contributions) at the date of determination, from the 401(k), profit sharing and any other qualified defined contribution retirement-oriented plans maintained by the Corporation, as such plan or plans may be amended or modified from time to time; and

4.	The annual amount of benefits payable at the Normal Retirement Date calculated on a single life annuity basis, using the actuarial equivalent of such amounts as may be accrued by the Corporation for the account of the Executive under the terms of any other retirement-oriented or incentive compensation (excluding stock options and the incentive bonus plan) plan or plans that involve employer monetary contribution or investment as may be instituted by the Corporation from time to time, all subject to the conditions and limitations hereafter set forth.

The Normal Retirement Benefit shall be the amount determined by multiplying the amount which would otherwise be the Normal Retirement Benefit under paragraph (a) described above, by a fraction, the numerator of which is the actual number of months of the Executive’s employment with the Corporation, and the denominator of which is three hundred (300) months. If the Executive’s employment with the Corporation exceeds three hundred (300) months, the total retirement benefit may exceed sixty-five percent (65%) of his Benefit Computation Base, up to a maximum limit of seventy-five percent (75%) of his Benefit Computation Base.

If the Executive is a Key Employee, as defined by the Internal Revenue Service, and said Corporation is publicly traded at the time of retirement, any such benefit payment shall be withheld for six (6) months following such retirement.

2.02	Benefit Computation Base.

The Executive’s Benefit Computation Base shall be the average of the Executive’s salary (including any cash bonus) for the thirty-six (36) consecutive calendar months during the Executive’s period of employment by the Corporation in which such compensation is the highest.

2.03	Accrued Benefit.

As used herein, the term “Accrued Benefit” shall mean a benefit amount calculated for purposes of Section 2.01, 2.04 3.01, 4.01, 5.01, or 10.01, based on the Normal Retirement Benefits adjusted for years of service and retirement age.

2.04	Early Retirement.

The Executive may retire on or after age fifty-five (55), prior to the Normal Retirement Date, and receive an annual benefit determined in accordance with Section 2.01, actuarially reduced for early commencement by the factor shown below:

Age	65	1.0000	Age	59	0.8800
	64	1.0000		58	0.8200
	63	1.0000		57	0.7600
	62	1.0000		56	0.7000
	61	0.9700		55	0.6400
	60	0.9400

For ages between those shown, the factor is to be interpolated.

2.05	Optional Forms of Payment.

In lieu of the lifetime payments provided in Section 2.01 above, or whenever an Accrued Benefit is payable under Section 2.04, 4.01, or 5.01 of this Agreement, with the written consent of the Corporation, the Executive may elect an optional form of payment within thirty (30) days of executing this Agreement. Said benefit shall be paid, at the election of the Executive, in either five (5) annual installments, or a lump sum actuarial equivalent of said lifetime payments. In the event that the Executive fails to choose said election, said benefit shall be paid in monthly installments until the death of the Executive commencing on the first day of the month next following his actual retirement. If the Executive is a Key Employee, as defined by the Internal Revenue Service, and said Corporation is publicly traded at the time of retirement, such benefit payment shall be withheld for six (6) months following such retirement. The applicable interest rate for purposes of determining the actuarial equivalent of the lifetime payments shall be determined in accordance with Section 6.01 as of the date of the lump sum payment or as of the date of the first annual installment and the rate shall remain the same for all subsequent payments.

2.06	Vesting.

Anything to the contrary in this Agreement notwithstanding, the Executive shall have a vested interest in any benefit payable under this Agreement under any one or more of Sections 2.01, 2.04, 3.01, 4.01, 5.01, or 10.01 only if, at the date on which his entitlement to such benefit shall be determined, he shall have completed at least five (5) years of employment with the Corporation commencing with his original date of hire with the Corporation.

ARTICLE THREE

3.01	Death of Executive.

(a)	If the Executive dies while employed by the Corporation but prior to the commencement of the payments of benefits under Section 2.01, 4.01, 5.01 or 10.01, the Corporation will pay to the Executive’s named beneficiaries, for a period of fifteen (15) years certain, commencing on the first day of the month next following the delivery to the Corporation of a death certificate, a total annual amount equal to the Accrued Benefit earned by the Executive as of the date of death.

(b)	If the Executive dies following the commencement of the payment of benefits under Section 2.01, 2.04, 4.01, 5.01, or 10.01 and prior to a period of fifteen (15) years certain, such payment of benefits shall continue to the beneficiaries of the Executive for the period of fifteen (15) years certain. The total payment period of such benefits to said Executive and beneficiaries shall not exceed fifteen (15) years.

(c)	If the Executive dies following the termination of his employment with the Corporation and prior to the commencement of the payment of benefits under Section 2.01, 2.04, 4.01, 5.01, or 10.01, the Corporation shall pay the Executive’s Accrued Benefit as of the date of his death. Such benefits shall be paid in a lump sum on the first day of the month next following the delivery to the Corporation of a death certificate.

3.02	Beneficiaries.

The Executive may name one or more beneficiaries in writing to the Corporation. If no beneficiary is so named or if no named beneficiary is living at the time a payment is due, that payment and all subsequent payments shall be made, when due, to the Executive’s estate.

ARTICLE FOUR

4.01	Disability Prior to Retirement.

In the event the Executive shall become disabled, mentally or physically, which disability prevents him from performing the material aspects of his duties, the Corporation will pay no disability benefits from the Supplemental Executive Retirement Program. An Executive is considered disabled if he or she is: [1] unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or [2] by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Executive of the Corporation. If there is a dispute regarding whether the Executive is disabled, such dispute shall be resolved by a physician mutually selected by the Corporation and the Executive and such resolution shall be binding upon all parties to this Agreement. Disability benefits (if any) will be paid to the Executive through such insurance programs as may be sponsored by the Corporation. Upon the later of termination of such other disability benefits (if any), or Executive’s attainment of the Normal Retirement Date, the Executive shall commence receiving payment of his Accrued Benefit determined as of the date of the disability. The Accrued Benefit shall be paid monthly, for the lifetime of the Executive, commencing on the first day of the month following the later of the termination of such benefits or the Normal Retirement Date, or in the manner provided in Section 2.05.

4.02	Re-employment following Disability.

In the event the Executive returns to work with the Corporation after terminating employment because of disability, this Agreement shall continue in full force and effect as though such disability had not occurred as long as he returns to work in a position with responsibilities comparable to those inherent in the position in which he was employed at the date of disability. In the event the Executive returns to work in a position with responsibilities which are not comparable to those inherent in the position in which he was employed at the date of disability, the Executive shall be deemed to have terminated his employment with the Corporation as of the date of disability for reasons other than death or disability.

ARTICLE FIVE

5.01	Termination of Service or Discharge.

In the event that, prior to the Early Retirement Date, the Executive’s employment with the Corporation is terminated, voluntarily or involuntarily, for reasons other than death or disability, the Executive shall be entitled to an annual benefit, which shall be his Accrued Benefit as defined in Section 2.03 as of the date of his termination of employment. Such benefit shall be payable in one hundred eighty (180) monthly installments commencing on the first day of the month next following the Normal Retirement Date.

If the Executive is a Key Employee, as defined by the Internal Revenue Service, and said Corporation is publicly traded at the time of termination of employment, any such benefit payment shall be withheld for six (6) months following such termination of employment.

5.02	Employment by Competition.

Anything to the contrary in this Agreement notwithstanding, in the event of termination of the Executive’s employment with the Corporation, voluntarily or involuntarily, for any reason, prior to the Normal Retirement Date, payments that might otherwise be due and payable hereunder will be immediately forfeited and all rights of the Executive and his beneficiaries hereunder shall become void, if the Executive competes with the business of the Corporation. The Executive will be deemed to have competed with the business of the Corporation and for a period of two years thereafter, while he (or any corporation, partnership or other entity in which he is or becomes a director, officer, employee, consultant, partner or joint venturer) directly or indirectly owns, carries on or becomes involved in any of such capacities otherwise, any commercial, thrift or savings bank or credit union operating, or providing any kind of financial services to a client located within a fifty (50) mile radius of any office of the Corporation.

5.03	Forfeiture.

Anything to the contrary in this Agreement notwithstanding, benefits under this Agreement shall be immediately forfeited and all rights of the Executive and his beneficiaries hereunder shall become null and void, if the Executive’s employment with the Corporation is terminated for cause. For this purpose “cause” shall mean any material failure to carry out any proper direction by the Corporation with respect to his job duties; engagement in fraud, misuse or misappropriation of money or property, embezzlement, or any crime by the Executive related to the Corporation; or any flagrant act of dishonesty or disloyalty committed by the Executive or any act involving gross moral turpitude of the Executive.

ARTICLE SIX

6.01	Interest.

Unless otherwise expressly provided herein, any reference to “interest” shall be a variable rate of interest which shall be the rate of interest on one (1) year U.S. Treasury Bills determined at the first auction of each calendar year or part thereof during the period of which interest is to be applied to any obligation hereunder.

ARTICLE SEVEN

7.01	Alienability.

Neither the Executive, nor any beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, owned by the Executive or his beneficiary or any of them, or be transferable by operation of law in the event of bankruptcy, or otherwise.

ARTICLE EIGHT

8.01	Participation in Other Plans.

Nothing contained in this Agreement shall be construed to alter, abridge, or in any manner affect the rights and privileges of the Executive to participate in and be covered by any pension, profit sharing, group insurance, bonus or any other employee plan or plans, which the Corporation may have or hereafter have.

ARTICLE NINE

9.01	Funding.

(a)	The Corporation reserves the right at its sole and exclusive discretion to insure or otherwise provide for the obligations of the Corporation undertaken by this Agreement or to refrain from same, and to determine the extent, nature and method thereof, including the establishment of one or more trusts. Should the Corporation elect to insure this Agreement, in whole or in part, through the medium of insurance or annuities, or both, the Corporation shall be the owner and beneficiary of the policy. At no time shall the Executive be deemed to have any right, title or interest in or to any specified asset or assets of the Corporation, or any trust or escrow arrangement, including, but not by way of restriction, any insurance or annuity or contracts or the proceeds therefrom.

(b)	Any such policy, contract or asset shall not in any way be considered to be security for the performance of the obligations of this Agreement.

(c)	If the Corporation purchases a life insurance or annuity policy on the life of the Executive, the Executive agrees to sign any papers that may be required for that purpose and to undergo any medical examination or tests (at the Corporation’s expense) which may be necessary, and generally cooperate with the Corporation in securing such policy.

(d)	To the extent the Executive acquires a right to receive benefits under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

ARTICLE TEN

10.01	Reorganization.

The Corporation shall not merge or consolidate into or with another corporation, if such merger or consolidation shall result in the other corporation being the survivor corporation, nor shall it sell substantially all of its assets to another corporation, firm, or person, unless and until (a) the Executive and such corporation, firm or person agree that the Executive shall continue in the employ of the succeeding, continuing or acquiring corporation, firm or person and such corporation, firm or person agrees to assume and discharge the obligation of the Corporation under this Agreement, or (b) if the Executive and such corporation, firm or person do not agree that the executive shall continue in the employ of such corporation, firm or person, or such corporation, firm or person does not agree to assume and discharge such obligation, the Corporation pays to the Executive, in one lump sum, his Accrued Benefits as of the date of such merger, consolidation or sale. If the event described in clause (b) of the immediately preceding sentence shall occur, the Corporation, acting through its Board of Directors, on the recommendation of the Retirement Committee of the Board, may, in its sole discretion, but shall be under no obligation to, add to the Accrued Benefit, as part of such lump sum payment, as of the date of such merger, consolidation or sale, such amount as the Board shall deem appropriate, after considering the timing of such merger, consolidation or sale, with relation to the Executive’s Normal Retirement Date. Upon the occurrence of any such event and the assumption of the obligations of the Corporation by such successor corporation, firm or person, the term “Corporation” as used in this Agreement shall be deemed to refer to such successor or survivor corporation, firm or person.

ARTICLE ELEVEN

11.01	Benefits and Burdens.

This Agreement shall be binding upon and inure to the benefit of the Executive and his personal representative, and the Corporation, and any successor organization which shall succeed to substantially all of its assets and business without regard to the form of such succession.

11.02	Corporation.

As used in this Agreement, Corporation shall mean Camden National Corporation, a company organized under the law of the United States, and any affiliated entity, successor organization, parent, subsidiary or holding company.

ARTICLE TWELVE

12.01	Communications.

Any notice or communication required of either party with respect to this Agreement shall be made in writing and may either be delivered personally or sent by First Class mail, as the case may be:

To the Corporation:

c/o Chairman of the Board

Camden National Corporation

P.O. Box 310

Camden, ME 04843

To the Executive:

______________________________

______________________________

______________________________

Each party shall have the right by written notice to change the place to which any notice may be addressed.

ARTICLE THIRTEEN

13.01	Claims Procedure.

In the event that benefits under this Agreement are not paid to the Executive (or his beneficiary in the case of the Executive’s death), and such person feels entitled to receive them, a claim shall be made in writing to the Corporation within sixty (60) days after written notice from the Corporation to the Executive or his beneficiary or personal representative that payments are not being made or are not to be made under this Agreement. Such claim shall be reviewed by the Corporation. If the claim is approved, or denied, in full or in part, the Corporation shall provide a written notice of approval or denial within sixty (60) days from the date of receipt of the claim setting forth the specific reason for denial, specific reference to the provision of this Agreement upon which denial is based, and any additional material or information necessary to perfect the claim, if any. Also, such written notice shall indicate the steps to be taken if a review of the denial is desired. If a claim is denied (a claim shall be deemed denied if the Corporation does not take action within the aforesaid sixty (60) day period) and a review is desired, the Executive (or beneficiary in the case of the Executive’s death), shall notify the Corporation in writing within twenty (20) days. In requesting a review, the Executive or his beneficiary may review this Agreement or any document relating to it and submit any written issues and comments he or she may feel appropriate. In its sole discretion the Corporation shall then review the claim and provide a written decision within sixty (60) days. This decision likewise shall state the specific reasons for the decision and shall include reference to specific provision of this Agreement on which the decision is based.

Any decision of the Corporation shall not be binding on the Executive, his personal representative, or any beneficiary without consent, nor shall it preclude further action by the Executive, his personal representative or beneficiary.

13.02	Arbitration.

All claims, disputes and other matters in question between the parties hereto arising out of or relating to this Agreement or the breach thereof may be decided by arbitration with the express mutual consent of the Executive and the Corporation in accordance with the Rules of the American Arbitration Association then obtaining, subject to the limitations and restrictions stated below. This Agreement to arbitrate and any other agreement or consent to arbitrate entered into in accordance herewith will be specifically enforceable under the prevailing arbitration law of any court having jurisdiction.

Notice of demand for arbitration must be filed in writing with the other parties to this Agreement and with the American Arbitration Association. The demand must be within a reasonable time after the claim dispute or other matter in question has arisen. In no event may the demand for arbitration be made after institution of legal or equitable proceedings based on such claim, dispute or other matter in question that would be barred by the applicable statue of limitations.

The award rendered by the arbitrators will be final, not subject to appeal and judgment may be entered upon it in any court having jurisdiction thereof.

ARTICLE FOURTEEN

14.01	Entire Agreement.

This instrument may be altered or amended only by written mutual agreement signed by the parties hereto.

14.02	Jurisdiction.

The terms and conditions of this Agreement are subject to the laws of the State of Maine.

14.03	Gender.

Any reference in this Agreement to the masculine shall be deemed to include the feminine.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed by its duly authorized officer and its Corporate Seal affixed, duly attested by its Secretary, and the Executive has hereunto set his hand and seal at Camden, County of Knox, Maine the day and year first above written.

CAMDEN NATIONAL CORPORATION Camden, Maine

Witness	President & CEO

Witness	Executive